JONES, DAY, REAVIS & POGUE
222 East 41st Street
New York, NY 10017
Telephone: (212) 326-3939
Facsimile: (212) 755-7306
Corinne Ball, Esq. (CB 8203)
Erica M. Ryland, Esq. (ER 2057)

Attorneys for Debtors
  and Debtors in Possession

KIRKLAND & ELLIS
Citigroup Center
153 East 53rd Street
New York, New York 10022
Telephone: (212) 446-4800
James H.M. Sprayregen, P.C. (JS-7757)
Richard L. Wynne (RW-5630)
Michael A. Cohen (MC-1277)

Attorneys for Official Committee
  of Unsecured Creditors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------X
IN RE                                  :
                                       :
WILLIAMS COMMUNICATIONS                :         CHAPTER 11 CASE NO.
GROUP, INC. AND CG AUSTRIA, INC.,      :         02-11957 (BRL)
                                       :         (JOINTLY ADMINISTERED)
                                       :
                        DEBTORS.       :
---------------------------------------X
          JOINT MOTION OF DEBTORS AND COMMITTEE PURSUANT TO BANKRUPTCY
              RULE 9019 FOR AN ORDER APPROVING SETTLEMENT AGREEMENT

TO THE HONORABLE BURTON R. LIFLAND
UNITED STATES BANKRUPTCY JUDGE:

         Williams Communications Group, Inc. ("WCG" and, collectively with its direct and indirect subsidiaries, the "Company"), its affiliated debtor CG Austria, Inc. ("CG Austria" and together with WCG, the "Debtors"), and the Official Committee of Unsecured Creditors appointed in the Debtors' cases (the "Committee" and, collectively with the Debtors, the

"Movants") hereby move this Court, pursuant to section 105(a) of title 11, United States Code (the "Bankruptcy Code") and Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") for the entry of an order approving the global compromise of all claims and causes of action between the Debtors, WCG's former parent, The Williams Companies, Inc. ("TWC"), and the Committee, including but not limited to those under chapter 5 of the Bankruptcy Code (the "Settlement") on the terms set forth in the agreement dated July 26, 2002 (the "Settlement Agreement," a copy of which is attached hereto as Exhibit
A) between and among the Debtors, the Committee, TWC, and Leucadia National Corporation ("Leucadia"), a third party that has committed to inject $150 million in new equity into the Company, subject to the approval of the Settlement Agreement and the consummation of the transactions contemplated thereby. In support of this motion, the Debtors and the Committee respectfully represent as follows:

                                  INTRODUCTION

         1. True to the most fundamental bankruptcy principles, these chapter 11 cases were commenced and are being prosecuted in order to maximize estate value for the benefit of all parties in interest. Consistent with this goal, the Settlement represents the next step in a series of building blocks that ultimately, upon confirmation of the Debtors' chapter 11 plan, will maximize the value of the Debtors' estates and distribute such value in a fair and equitable fashion. As demonstrated herein, implementation of the transactions contemplated by the Settlement Agreement and all of the exhibits thereto (collectively, the "Settlement") will not only allow the Debtors to maximize estate value, but will facilitate an expeditious exit from chapter 11 by satisfying a requirement of the Debtors' lenders that the Company obtain $150 million in new equity, and will also provide the mechanism for significantly enhanced recoveries to the Debtors' unsecured creditors.

         2. Under established law, this Court should approve the Settlement so long as it is "fair and equitable and in the best interests of the estate." See In re 47-49 Charles Street, Inc., 209 B.R. 618, 620 (S.D.N.Y. 1997) (citation and internal quotation omitted). Importantly, the settlement should be approved unless it falls below the "lowest point in the range of reasonableness." In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983) (citation omitted).

         3. The proposed settlement more than meets these standards. Among other things, the Settlement:

                  o provides for a $150 million equity investment by Leucadia in reorganized WCG ("New WCG"), thus enabling the Debtors to meet an important pre-petition requirement imposed by the Debtors' key creditor constituencies;

                  o resolves the complex issues and disputes regarding TWC's $2.4 billion in claims against the Debtors that otherwise would have been the subject of expensive and time-consuming litigation;

                  o provides for the Company to acquire its headquarters building from TWC on favorable terms, resulting in a net annual savings to the Debtors' estates of approximately $33 million;

                  o entitles the Company to receive certain future services from TWC at cost;

                  o provides the Debtors' unsecured creditors with a significantly greater recovery (approximately 33% greater) than they would receive without the Settlement; and

                  o benefits TWC by providing TWC with significant cash payments (instead of equity) and eliminates years of litigation over TWC's claims, thus disentangling the Company from its former parent, TWC, on terms that will permit both to optimize their future prospects.

         4. Given these substantial benefits and given the nature, expense, delay, and uncertainty of the complex litigation that would otherwise be required to resolve the Debtors' estates' claims against TWC, the Debtors and the Committee respectfully submit that the Settlement is fair and equitable, in the best interests of the Debtors' estates, and is clearly above the "lowest point in the range of reasonableness." Under such circumstances, and as set forth more fully below, the Court should grant this motion and approve the Settlement.

                             JURISDICTION AND VENUE

         5. The Court has jurisdiction over this motion pursuant to sections 157 and 1334 of title 28 of the United States Code (the "Judicial Code"). This is a core proceeding pursuant to section 157(b)(2) of the Judicial Code. Venue for proceedings on this motion is proper in this district pursuant to section 1409 of the Judicial Code.

                                   BACKGROUND

         6. On April 22, 2002 (the "Petition Date"), the Debtors commenced these chapter 11 cases. The Debtors continue to manage their properties and operate their businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         7. WCG's principal asset is its 100% equity interest in Williams Communications, LLC ("WCL"), a Delaware limited liability company that owns or leases and operates a technologically advanced, fully operational, next-generation fiber-optic broadband network that spans over 30,000 route-miles, connects 125 U.S. cities, and extends to Asia, Europe, Mexico and the Pacific Rim.

         8. Notably, as a consequency of certain prepetition agreements (as carried forward by the Settlement), WCL has not been required to seek chapter 11 protection and continues to operate in the ordinary course of business outside of bankruptcy.

         9. The Debtors' former parent, TWC, is an energy holding company engaged (through various operating subsidiaries) in regulated energy activities, including the operation of four interstate natural gas pipeline systems, and unregulated energy activities, including the transportation, processing and treatment of natural gas and natural gas liquids, petroleum services, energy marketing and trading, and exploration and production of hydrocarbons.

         10. In October 1999, WCG raised approximately $1.5 billion through an initial public offering and certain related private placements of its common stock, which left TWC with 80% of WCG's common stock and approximately 98% of the voting power of WCG. On April 23, 2001, TWC distributed substantially all of its remaining WCG common stock to TWC's shareholders in a tax-free spin-off (the "Spin-Off"), making WCG a fully independent publicly-held company.

                          UNSECURED CLAIMS AGAINST WCG

         11. Prior to the commencement of these chapter 11 cases, WCG and certain of its key creditor constituencies agreed to support a reorganization under which WCG's obligations to unsecured creditors would be satisfied by the distribution of equity in New WCG. On May 20, 2002, the Debtors filed their initial plan of reorganization, which reflected these agreements and contemplated a pro rata distribution of equity on account of allowed, unsecured claims. In order to effectuate a global resolution of all disputes with TWC, however, the Settlement Agreement contemplates departing from the pro rata distribution initially contemplated by the Debtors. Understanding the composition and amount of the current unsecured claims against WCG, therefore, is critical to understanding the Settlement Agreement.

         12. At present, the Debtors expect unsecured creditors to assert approximately $4.83 billion(1) of unsecured claims against WCG. These claims can be categorized as follows and are described in greater detail below:

                  o        $2.45 billion in Senior Redeemable Notes;

                  o        $1.5 billion attributable to the TWC Senior Reset
                           Note;

                  o        $750 million attributable to the TWC ADP Lease;



----------

         (1) This amount does not include substantial additional claims of TWC against the Debtor's non-debtor subsidiaries, some of which are disputed and some of which are not disputed. According to TWC, these claims exceed $1 billion.

                  o        $120 million attributable to the TWC Pre-Spin
                           Services; and

                  o        $5 million in other unsecured claims.

         13. The Senior Redeemable Notes. In September 1999, WCG issued $2.0 billion in senior redeemable notes (the "1999 Notes"), which consisted of $1.5 billion 10.875% and $500 million 10.70% fixed-rate senior redeemable notes due, respectively, on October 1, 2009 and October 1, 2007. In August 2000, WCG issued approximately $1.0 billion of senior redeemable notes (the "2000 Notes" and, together with the 1999 Notes, the "Senior Redeemable Notes"), which consisted of $575 million 11.70% and $425 million 11.875% fixed-rate senior redeemable notes due, respectively, on August 1, 2008 and August 1, 2010. The Senior Redeemable Notes are unsecured obligations of WCG. On April 1, 2002, WCG failed to make an approximately $91 million interest payment on the 1999 Notes.

         14. In the second half of 2001, a wholly-owned indirect subsidiary of WCG purchased in the open market $551 million in face amount of the Senior Redeemable Notes. Those Senior Redeemable Notes will be cancelled under the revised chapter 11 plan that has been agreed to by the Settlement parties (the "First Amended Plan") and there will be no distributions with respect to such notes.

         15. The TWC Senior Reset Note Claim. In a March 2001 private placement transaction, WCG Note Trust, a wholly-owned subsidiary of WCL, issued approximately $1.4 billion in principal amount of senior secured notes (the "Trust Notes"). The proceeds from the sale of the notes were (i) transferred to WCG in exchange for WCG's $1.5 billion 8.25% senior reset note due 2008 (the "Senior Reset Note") and (ii) contributed by WCG as capital to WCL to provide the Company with some liquidity following the Spin-Off.

         16. WCG Note Trust's obligations under the Trust Notes are secured by the Senior Reset Note and effectively guaranteed by TWC. In March 2002, TWC obtained sufficient consents from holders of the Trust Notes to amend certain provisions of the related indenture that would have caused the acceleration of the Trust Notes in the event of a WCG bankruptcy filing or certain other events. The amendment also established TWC's direct obligation to make all payments under the Trust Notes and allows TWC to fund these payments from any available sources in the event WCG Note Trust fails to do so. On June 3, 2002, TWC commenced an exchange offer to exchange up to $1.4 billion of new senior unsecured notes of TWC (the "New TWC Notes") for up to $1.4 billion of the outstanding Trust Notes. According to TWC, as of July 15, 2002, TWC successfully exchanged New TWC Notes for substantially all of the outstanding Trust Notes. As such, TWC is now the holder of substantially all of the Trust Notes and, pursuant to the Trust Notes indenture, has asserted the right to control the Senior Reset Note.

         17. The TWC ADP Lease Claim. In 1998, the Debtor entered into an asset defeasance program (the "ADP Lease") whereby WCL obtained the financing to construct the Houston-Washington, D.C. portion of its fiber optic network through a complex lease transaction. The total amount of financing provided by the ADP Lease was approximately $750 million. Under the ADP Lease, WCL had the right to acquire the assets outright for approximately $750 million. TWC guaranteed WCL's obligations under the ADP Lease, including a guarantee of payment in the event WCL exercised its right to purchase the assets.

         18. In March 2002, as one of the steps to achieve a comprehensive restructuring, WCL exercised its right under the ADP Lease to acquire ownership of the network assets covered thereby. Pursuant to its original guarantee of the ADP Lease, TWC was obligated to fund the purchase price of the network assets covered by the asset defeasance program. In exchange for making that payment, according to a 1999 intercreditor agreement among WCG,

WCL, TWC, and WCL's Lenders, TWC was entitled to receive either unsecured debt or equity from WCG in the amount of approximately $750 million and on terms reasonably acceptable to the Lenders. On March 29, 2002, TWC funded the purchase price and the network assets were transferred to WCL. Although the Committee believed that WCG should have issued TWC equity for its funding of the purchase option, WCG tendered - over the objection of the Committee - an unsecured note to TWC for approximately $750 million, which TWC rejected as not being in conformity with the parties prior agreements.

         19. The TWC Pre-Spin Services. Pursuant to various agreements between TWC and WCG that primarily involve administrative services, WCG owes TWC approximately $120 million for administrative services (the "Pre-Spin Services") provided prior to the Spin-Off. These obligations are unsecured.

         20. Other Unsecured Claims. The Debtors estimate that there are additional unsecured claims against WCG in the approximate amount of $5 million.

                     THE PREPETITION RESTRUCTURING AGREEMENT

         21. In later 2001 and early 2002, as the capital markets deteriorated in general and the telecommunications sector began to experience extreme distress, the Company commenced negotiations with its primary creditor constituencies regarding various strategic and restructuring alternatives. In February 2002, certain noteholders formed an ad hoc committee of holders of Senior Redeemable Notes (the "Ad Hoc Committee") to begin representing the interests of noteholders in the context of the Company's contemplated restructuring.

         22. Following extensive negotiations among WCG, the Ad Hoc Committee, and the Company's Lenders (the "Lenders"), those parties entered into an April 19, 2002 restructuring agreement (the "Restructuring Agreement"), pursuant to which the members of the Ad Hoc Committee and over 90% of the Lenders agreed to support a chapter 11 plan for WCG that provided for (a) the conversion of all of WCG's unsecured debt into the common stock of a reorganized WCG; (b) the prepayment of $450 million to the Lenders ($200 million of which was paid upon execution of the Restructuring Agreement, $50 million of which was paid on July 15, 2002, and $200 million of which must be paid as a condition to consummation of WCG's chapter 11 plan) so that the Company's obligations to the Lenders will be reduced to $525 million upon the completion of the restructuring process; and (c) the continued operation of WCL outside of bankruptcy, to avoid the potentially destructive effect chapter 11 administration could have on the value and viability of WCL's business enterprise, not to mention WCL's customers, vendors, suppliers, employees, or the communities in which WCL does business. The Restructuring Agreement requires, among other things, that WCG obtain $150 million in new capital (the "New Investment") to supplement the Company's cash resources upon emergence from chapter 11. In addition, the Restructuring Agreement requires the Debtors to consummate their chapter 11 plan plan by October 15, 2002.

       THE COMMITTEE'S INVESTIGATION OF TWC CLAIMS AND CLAIMS AGAINST TWC

         23. After its formation, the Ad Hoc Committee promptly retained Kirkland & Ellis and Houlihan Lokey Howard and Zukin as its legal and financial advisors and commenced an in-depth investigation of the relationships and transactions between WCG and TWC, including the Spin-Off, and the extent and validity of claims and potential causes of action each may have against the other. In addition, the Ad Hoc Committee's financial advisors devoted substantial resources to understanding WCG's business plans and short and long-term capital needs. The Ad Hoc Committee's financial advisors also began the process, along with WCG's financial advisors, The Blackstone Group LP, of exploring strategic alternatives available to WCG.

         24. As part of its investigation, the Ad Hoc Committee was limited to reviewing public documents and documents which WCG was able to gather and make available on short notice prior to the chapter 11 filings. In addition, the Ad Hoc Committee conducted a number of phone interviews of WCG officers, including WCG's CFO. 25. On May 2, 2002, the United States Trustee appointed six members of the Ad Hoc Committee, TWC, and the indenture trustees for the Senior Redeemable Notes and the Senior Reset Note to the Committee. The Committee is thus comprised of the following members:

  Pacific Investment Management Company,         The Income Fund of                      Wilmington Trust
        Management Company, LLC                     America, Inc.                     Company, as Successor
                                                                                        Indenture Trustee
              PPM America                          Creedon, Keller                    Strome Hedgecap Fund,
                                                    Partners, Inc.                             L.P.
          R2 Investments, LDC                   Wells Fargo Bank, N.A.                     The Williams
                                                                                         Companies, Inc.

         26. The Committee continued to use the same legal and financial advisors as the Ad Hoc Committee, enabling the Committee to benefit from the prepetition work of the Ad Hoc Committee, including its investigations of WCG's relationship with TWC and its exploration of strategic alternatives for WCG. Shortly after its formation, the Committee obtained authorization pursuant to Bankruptcy Rule 2004 to expand its investigation through formal discovery, including authorization to subpoena documents and examine witnesses, from the Debtors, TWC, and certain third parties. The focus of such discovery, as stated in the Rule 2004 motions, was to investigate whether TWC's substantial claims against WCG were subject to equitable subordination, recharacterization, or disallowance, and to investigate a basis for asserting other affirmative claims against TWC. With respect to TWC, such discovery was ultimately conducted by agreement between the Committee and TWC rather than pursuant to a formal order.

         27. To date, the Committee has conducted a comprehensive and thorough investigation of claims between WCG and TWC. Among other things, the Committee has completed the following investigative steps:

                  o served Rule 2004 motions with respect to TWC, WCG, and several financial advisors and consultants to both entities;

                  o        reviewed over 26,000 pages of WCG documents;

                  o        reviewed more than 30 boxes of TWC documents;

                  o        created a database of key documents; and

                  o        interviewed key witnesses.

                          WCG'S STRATEGIC ALTERNATIVES

         28. At the same time the Committee was focused on investigating TWC's claims against WCG (and the defenses thereto), the Debtors, the Debtors' financial advisors, and the Committee's financial advisors were busy assessing WCG's business plans and exploring WCG's strategic alternatives. All parties to the process concluded that WCG had a sound business plan in place and had the potential to reorganize successfully if certain financial arrangements could be made. Chief among WCG's financial needs was the need to raise the $150 million New Investment to satisfy the condition of the Restructuring Agreement. Given the current state of the financial markets, this was no easy task. The Debtor's financial advisors, with the input and assistance of the Committee's financial advisors, devoted tremendous energy and resources to finding an equity investor for WCG. After contacting literally dozens of potential investors and after analyzing a number of funding proposals, the proposal from Leucadia emerged as the best proposal for funding the New Investment.

         29. But Leucadia was interested in making the New Investment only if the Committee and TWC were able to settle all estate claims against TWC. Leucadia's rationale was simple. It believed WCG had a solid future, but Leucadia was interested in investing in WCG only if litigation surrounding WCG, including any litigation arising from WCG's Spin-Off from TWC, was resolved so that WCG and its management could focus on WCG's future prospects.

         30. Several weeks of intensive negotiations among the Debtors, TWC, the Committee, and Leucadia ensued. The Settlement Agreement and the First Amended Plan are the product of these intensive negotiations. In the end, TWC's claims against the Company were compromised in a fashion that meets Leucadia's requirements, materially reduces the Debtor's prospective operating expenses, enhances the recovery of unsecured creditors, and achieves TWC's objective of substantially severing its ties to the Company.

                            THE SETTLEMENT AGREEMENT

         31. The Settlement Agreement constitutes a compromise and settlement of all disputes and causes of action between and among TWC, on the one hand, and the Company (including the Debtors' chapter 11 estates) and the Committee on the other hand.

         32. There are several key components of the Settlement Agreement. They can be summarized as follows:

                  o Leucadia's Investment in New WCG. Leucadia will invest $150 million in New WCG for 20.45% of the equity of New WCG, which indicates a total equity value for New WCG of $733 million.

                  o Disposition of TWC's Claims. Assuming an equity value for New WCG of $733 million, and after accounting for the dilution represented by the New Investment, TWC's claims, if allowed, would have entitled TWC to $280 million in New WCG stock. Under the Settlement, TWC has agreed to (a) transfer $100 million of the New WCG equity value it might have received to WCG's other unsecured creditors in exchange for a complete release of all claims of the Company and its creditors against TWC; and (b) sell the remainder of its claims to Leucadia for $180 million, which claims will entitle Leucadia to an additional 24.55% of New WCG stock. As a consequence, unsecured creditors of WCG will end up with 55%, and Leucadia's with 45%, of New WCG's stock.(2) Notably, the Settlement will provide unsecured creditors with as much as a 33% greater recovery over what they might have received absent a settlement.



----------

         (2) All percentages of New WCG common stock referenced herein are subject to dilution by the issuance of up to 2% of additional New WCG Common stock to resolve certain securities claims subject to a channeling injunction, as discussed more fully below.

                  o        TWC's Sale of WCG Headquarters Building to New WCG.
                           TWC will sell WCG's Headquarters Building to New WCG for $50 million in cash and a below-market rate note of $100 million. Under this arrangement, WCG's current headquarters lease costs, currently $40 million a year, will decrease to approximately $7 million in annual mortgage payments, representing substantial savings to the Debtors' estates.

                  o Mutual Releases. The Company, the Company's current and former directors and officers, and the Committee will release TWC and its current and former directors officers, and agents. TWC will release the Company and the Company's current and former directors and officers, including the claims TWC claims to have against WCG's non-debtor subsidiaries.

                  o Channeling Injunctions. The Settlement Agreement provides for and is conditioned upon (a) an injunction channeling all personal claims of current unsecured creditors against TWC to the "fund" consisting of the $100 million of additional equity contributed to unsecured creditors by TWC; and (b) an injunction channeling all remaining securities actions against WCG's officers and directors to a "fund" consisting of up to 2% of the stock of New WCG and/or the right to collect under the WCG officer/director liability insurance policies.

                  o Other Agreements. TWC and the Company will terminate certain contracts and TWC will release all claims thereunder. In addition, the Company will assume certain other contracts with TWC on favorable terms.

         33. The Debtors, the Committee, and their respective legal and financial advisors have all concluded that the Settlement Agreement is in the best interests of the Debtors' estates. Moreover, the Committee, its legal and financial advisors, and each individual member of the Committee have concluded that the Settlement Agreement represents a reasonable compromise of potential claims against TWC and provides unsecured creditors with significant benefits. Consequently, the Debtors and the Committee respectfully request that this Court approve the Settlement Agreement.

                                    ARGUMENT

         34. Section 105 of the Bankruptcy Code provides in pertinent part that "[t]he court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions" of the Bankruptcy Code. 11 U.S.C. Section 105(a). Bankruptcy Rule 9019(a) provides in pertinent part that "[o]n motion by the trustee and after notice and a hearing, the court may approve a compromise or settlement."

         35. Before approving a settlement under Bankruptcy Rule 9019(a), a court should make "a considered, independent judgment as to whether a settlement is fair and equitable and 'in the best interests of the estate.'" See In re 47-49 Charles Street, Inc., 209 B.R. 618, 620 (S.D.N.Y. 1997) (quoting In re Purofied Down Prods. Corp., 150 B.R. 519, 523 (S.D.N.Y. 1993)).

         36. In Protective Committee for Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, the Supreme Court set forth the procedures to be followed in determining whether a bankruptcy settlement agreement should be approved:

              There can be no informed and independent judgment as to whether a proposed compromise is fair and equitable until the bankruptcy judge has apprised himself of all facts necessary for an intelligent and objective opinion of the probabilities of ultimate success should the claim be litigated.

390 U.S. 414, 424 (1968).

         37. Courts in this district have enumerated the following factors to be considered by the Court: "(1) the balance between the likelihood of success compared to the present and future benefits offered by the settlement; (2) the prospect of complex and protracted litigation if the settlement is not approved;
(3) the portion of the class members who do not object or who affirmatively support the proposed settlement; (4) the competency and experience of counsel who support the settlement; (5) the relative benefits to be received by individuals or groups within the class; (6) the nature and breadth of releases to be obtained by officers and directors; and (7) the extent to which the settlement is the product of arm's length bargaining." In re 47-49

Charles Street, Inc., 209 B.R. at 620 (citations omitted); see also In re Drexel Burnham Lambert Group, Inc., 134 B.R. 493, 497 (Bankr. S.D.N.Y. 1991).

         38. Bankruptcy settlements should be approved unless they "'fall[] below the lowest point in the range of reasonableness.'" In re W.T. Grant Co., 699 F.2d 599, 608 (2d Cir. 1983) (citation omitted); see also In re Best Products Co., Inc., 68 F.3d 26, 33 (2d Cir. 1995) (a bankruptcy court has to satisfy itself that the settlement is within the range of reasonableness).

     THE SETTLEMENT IS FAIR AND EQUITABLE AND IN THE DEBTORS' BEST INTERESTS

         39. The applicable standards set forth above plainly are met here. Consequently, the Settlement should be approved.

LIKELIHOOD OF SUCCESS COMPARED WITH PRESENT AND FUTURE BENEFITS OF SETTLEMENT:

         40. Although the Committee believes that it has solid claims against TWC, litigation of this sort is far from certain. The Committee primarily investigated claims in three potential areas: equitable subordination, equitable recharacterization, and certain other claims. Each category of claims will be examined in turn.

         41. Equitable Subordination. Pursuant to Bankruptcy Code section 510(c), creditors may subordinate certain claims to other claims that purport to have the same or a higher priority than the claimholder. In order to state such a claim, a plaintiff must allege and prove the following elements:

                  "1. The claimant must have engaged in some type of inequitable conduct,

                  2. the misconduct must have resulted in injury to the creditors or conferred an unfair advantage on the claimant, and

                  3. equitable subordination of the claim must not be inconsistent with the provisions of the Bankruptcy Code."

Citicorp Venture Capital, Ltd. v. Committee of Creditors Holding Unsecured Claims, 160 F.3d 982, 986-87 (3d Cir. 1998).

         42. Although the Committee believes that certain conduct of TWC could be characterized as inequitable, including TWC's threat of filing an involuntary bankruptcy, establishing TWC's intent and motives would be highly factual and could be construed in more than one way. Notably, TWC strongly disputes that it acted inequitably towards WCG. And certain facts, including the billions of dollars that TWC invested in WCG, support TWC's view.

         43. Equitable Recharacterization. Bankruptcy courts rely upon a number of factors to recharacterize debt as equity, including the following factors:

                  1. The name given the instrument that evidences the claim;

                  2.       The presence or absence of a fixed maturity date;

                  3. The expected source of repayment (if repayment is dependent on earnings, then the transfer is more likely an equity contribution);

                  4. The right to enforce payment of the principal and interest;

                  5. Participation in management flowing as a result of the transaction;

                  6.       Subordination to other creditors;

                  7.       The intent of the parties;

                  8. "Thin" or inadequate capitalization (thin capitalization being strong evidence of a capital contribution);

                  9. Identity of interest between creditor and stockholder;

                  10. Presence or absence of a fixed rate of interest payments (i.e., lack of provision for payment of interest indicates that the money advanced was intended as a capital contribution);

                  11. The ability of the corporation to obtain loans from outside lending institutions;

                  12. The extent to which the corporation used the funds to acquire capital assets; and

                  13. The failure of the debtor to repay on the due date or to seek postponement.

See In re Lane, 742 F.2d 1311 (11th Cir. 1984).

         44. Although the Committee believes that a number of factors weigh in favor of recharacterization of the Senior Reset Note claim and the ADP Lease claim, other factors are not as clear. Notably, with respect to both claims, certain factors support recharacterization, including that WCG was inadequately capitalized, TWC was both a creditor and stockholder of WCG, WCG had limited ability to borrow funds from outside lending institutions, the funds were used to acquire capital assets, and WCG was unable to repay the obligations when due. Other factors, on the other hand, may not support recharacterization, including the name of the instruments, the fixed maturity dates, the right to enforce payment, TWC's non-participation in management as a result of the claims, and lack of subordination to other creditors. Moreover, TWC has questioned whether the theory of equitable characterization would even be recognized in this District or elsewhere in the Second Circuit.

         45. Other Claims. The Committee investigated other potential claims against TWC and its directors and officers. Notably, the Committee investigated potential fraudulent transfer and preference actions. Although the Committee believes it could challenge certain transfers made in connection with the Spin-Off, the key issue with respect to a challenge of such transfers would be whether WCG received "reasonably equivalent value." Such an inquiry would be highly factual, however, and would be difficult to resolve short of trial.

         46. In addition, the Committee investigated breach of fiduciary duty claims against TWC officers who served as WCG directors prior to the Spin-Off, and aiding and abetting breach of fiduciary duty claims against TWC. The key issues with respect to these claims would be whether the former WCG directors made independent and disinterested decisions in connection with WCG's separation from TWC, and whether the separation was fair to WCG.

Again, these inquiries would be highly factual and likely to require extensive and expensive litigation.

         47. In sum, the Committee believes that the Debtors' estates may have substantial claims against TWC. But the Committee also recognizes that it would be difficult and expensive to bring such claims to judgment, and the likelihood of success is uncertain.

         48. On the other hand, the Debtors and the Committee believe that the following benefits from the Settlement, which will accrue to the Debtors' estates and the unsecured creditors, demonstrate that the settlement is fair and reasonable:

                  o First, the Settlement includes the New Investment, which is essential to a prompt and successful reorganization. Without the New Investment, the Debtors would risk losing the benefits of the Restructuring Agreement. Moreover, Leucadia made clear that it would not make the New Investment unless litigation involving WCG and TWC was resolved. No other investors were willing to offer the New Investment on similar terms and without a resolution of claims against TWC.

                  o Second, the resolution of claims against TWC will enable the Debtors and the Debtors' management to focus on implementing WCG's business plan and growing WCG's business, which will benefit not only the Debtors, but also the unsecured creditors who will end up with 55% of New WCG. Significantly, the Company's maintenance of customer and business relationships demands a level of comfort, if not certainty, that the Debtors can emerge from bankruptcy fully funded and without an overhang of significant litigation regarding the Debtors' past problems.

                  o Third, the Settlement will enable the Company to purchase its headquarters building (something it could not otherwise do) and to resolve favorably other business disputes between the Company and TWC. The building purchase alone will save the Company $33 million in annual expenses. This, of course, will also be a benefit to the other unsecured creditors, as the owners of New WCG.

                  o Fourth, as a result of the settlement with TWC, the value of the recoveries to unsecured creditors will be approximately $100 million higher than they would have been absent a settlement.

         49. Moreover, the Settlement benefits other parties to the Settlement, including TWC. First, TWC will receive substantial cash for its claims against the Debtors, instead of less liquid equity, thus bringing closure to TWC's relationship with the Company. (Notably, one of TWC's primary objectives in entering the Settlement was to end its involvement with the Company.) Second, TWC will generate substantial cash for its interest in the Debtor's headquarters building. Third, TWC will avoid lengthy and expensive litigation regarding its claims against the Debtors. Fourth, TWC will be able to sell its claims without an attempt by the Debtors and the Committee to enjoin such a sale for threatening the Debtors' substantial net operating loss (or "NOL"). (Absent the Settlement, the Debtors and the Committee have made clear that they would oppose any sale of claims by TWC.)

         50. When these, and other present and future benefits of the Settlement are weighed against the uncertain, expensive, and time-consuming prospects of potentially significant future recoveries, the Debtors and the Committee believe that the Settlement is fair and equitable and should be approved.

THE PROSPECT OF COMPLEX AND PROTRACTED LITIGATION:

         51. Without the settlement, significant litigation would undoubtedly ensue between the Committee on behalf of the Debtors' estates and TWC. TWC is a major corporation and is represented by sophisticated and capable counsel. And TWC has made clear that it will aggressively defend any claims brought by the Committee. Bringing the estate claims to judgment could take years and could cost the Debtors' estates millions. Appeals could take years as well. Given the Debtors' need for a timely and successful reorganization, the prospect of such litigation counsels in favor of approving the Settlement.

SUPPORT OF CLASS MEMBERS:

         52. The primary beneficiaries of the settlement will be WCG's unsecured creditors. The Committee, which includes six of WCG's largest unsecured creditors, supports the

Settlement. And the Committee expects that the vast majority of other creditors will support the Settlement as well.

COMPETENCY AND EXPERIENCE OF COUNSEL:

         53. Both the Debtor and the Committee are represented by counsel experienced in complex business reorganizations and complex litigation. Counsel for the Debtors and counsel for the Committee played an active role in negotiating the Settlement Agreement and believe it to be fair and equitable and in the best interests of the creditors and the Debtors' estates.

RELATIVE BENEFITS OF SETTLEMENT:

         54. As indicated above, the Settlement will benefit all unsecured creditors equally, and represents a significant increase over what the creditors would receive absent a settlement. Neither the Debtors nor the Committee believe that the Settlement unfairly excludes or discriminates against any of Debtors' stakeholders, either individually or as a group.

NATURE AND BREADTH OF RELEASES:

         55. The releases and channeling injunctions contained in the Settlement Agreement were an essential part of the deal. Without such releases, TWC would have had no incentive to give up $100 million of New WCG equity in order to effectuate the settlement. It would continue to face liability from individual creditors on account of any personal claims. Additionally, without the WCG director and officer release (supported by a channeling injunction in their favor), TWC would remain exposed, through putative contribution and indemnification claims, to the very liabilities it seeks to resolve through the Settlement. The Debtor and the Committee believe, under the circumstances, that such releases are necessary and appropriate.

ARM'S LENGTH NEGOTIATIONS:

         56. The Settlement Agreement is the product of intensive negotiations and arm's length bargaining by parties represented by competent and experienced attorneys and financial advisors. Moreover, each party had vastly different interests. The parties have literally spent hundreds of hours hammering out the Settlement Agreement in sometimes contentious and difficult negotiations.

         57. Under these circumstances, the settlement is fair and equitable and a benefit to the Debtors' estates. The Settlement far exceeds the requisite threshold - the lowest point in the range of reasonableness - and should be approved. For all of the foregoing reasons, this motion should be granted and the Settlement Agreement should be approved.

                           WAIVER OF MEMORANDUM OF LAW

         58. Pursuant to Local Bankruptcy Rule 9013-1(b), because there are no novel issues of law presented herein, the Movants request that the court waive the requirement that the Movants file a memorandum of law in support of this motion.

                                     NOTICE

         59. Pursuant to the Court's order, dated April 24, 2002, establishing notice procedures in these chapter 11 cases, notice of this motion has been given to (a) THE OFFICE OF THE UNITED STATES TRUSTEE for the Southern District of New York; (b) CLIFFORD CHANCE ROGERS & WELLS, counsel to the Agent for the Lenders; (c) WHITE & CASE LLP, counsel to TWC; (d) the indenture trustees for the Senior Redeemable Notes; (e) those persons who have formally appeared and requested service in these cases pursuant to Bankruptcy Rule 2002; and (f) government agencies to the extent required by the Bankruptcy Rules and Local Rules. The Movants respectfully submit that no other or further notice is required.

         WHEREFORE, the Movants respectfully request entry of an order, in the form annexed hereto as Exhibit "B," granting the relief requested herein, and such other and further relief as is just.

Dated: New York, New York
       July 27, 2002

                                       /s/ Erica M. Ryland
                                       -----------------------------------------
                                       Corinne Ball, Esq. (CB 8203)
                                       Erica M. Ryland, Esq. (ER 2057)
                                       JONES, DAY, REAVIS & POGUE
                                       222 East 41st Street
                                       New York, NY 10017
                                       Telephone: (212) 326-3939
                                       Facsimile: (212) 755-7306

                                       Attorneys for Debtors
                                         and Debtors in Possession


                                       /s/ Richard L. Wynne
                                       -----------------------------------------
                                       James H.M. Sprayregen, P.C. (JS-7757)
                                       Richard L. Wynne, Esq. (RW-5630)
                                       Michael A. Cohen, Esq. (MC-1277)
                                       KIRKLAND & ELLIS
                                       Citigroup Center
                                       153 East 53rd Street
                                       New York, New York 10022
                                       Telephone: (212) 446-4800

                                       Attorneys for Official Committee
                                         of Unsecured Creditors

                                    EXHIBIT A

                             [Settlement Agreement]

                                    EXHIBIT B

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

---------------------------------------X
IN RE                                  :
                                       :
WILLIAMS COMMUNICATIONS                :         CHAPTER 11 CASE NO.
GROUP, INC. AND CG AUSTRIA, INC.,      :         02-11957 (BRL)
                                       :         (JOINTLY ADMINISTERED)
                                       :
                        DEBTORS.       :
                                       :
---------------------------------------X

                      ORDER APPROVING SETTLEMENT AGREEMENT

         Upon the joint motion dated July 27, 2002 (the "Motion")(1) of Williams Communications Group, Inc. ("WCG"), its affiliated debtor CG Austria, Inc. ("CG Austria" and together with WCG, the "Debtors"), and the Official Committee of Unsecured Creditors (the "Committee"), for an order (the "Order") pursuant to section 105 of the Bankruptcy Code and Bankruptcy Rule 9019, approving the Settlement Agreement, dated as of July 26, 2002 (the "Settlement Agreement") by and among The Williams Companies Inc., the Debtors, the Committee, and Leucadia National Corporation; and upon the record of the hearing on the Motion (the "Hearing");

         IT IS HEREBY FOUND AND DETERMINED THAT:

         A. The Court has jurisdiction over the Motion pursuant to sections 157 and 1334 of title 28 of the United States Code (the "Judicial Code");

         B. This is a core proceeding pursuant to section 157(b)(2) of the Judicial Code;



----------

         (1) Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Motion.

         C. Venue for proceedings on the Motion is proper in this district pursuant to section 1409 of the Judicial Code;

         D. Notice of the Motion and the Hearing was sufficient;

         E. Cause exists for the granting of the relief requested in the Motion;

         F. The Settlement Agreement represents a full and fair compromise and settlement of all disputes, claims, and causes of action between and among TWC, the Debtors, the Committee, and the Debtors' estates;

         G. The consummation of the Settlement Agreement and the transactions contemplated thereunder is an important and necessary predicate to the Debtors' successful reorganization;

         H. The Settlement Agreement is fair and equitable, in the best interests of the estate, and well within the range of reasonableness;

         IT IS HEREBY ORDERED THAT:

         1. The Motion is granted and approved in all respects.

         2. The Debtors are authorized, pursuant to Bankruptcy Rule 9019, to enter into the Settlement Agreement and to take all actions necessary or appropriate to give effect to this Order.

         3. The terms and conditions in the Settlement Agreement are approved in all respects.

Dated:   New York, New York
         August __, 2002

                                       -----------------------------------------
                                       UNITED STATES BANKRUPTCY JUDGE



                                        2